Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2022 Results
Third Quarter 2022 Comparable Restaurant Sales Growth of 9.3% vs. Third Quarter of 2021
Hurricane Ian Negatively Impacted Third Quarter Comparable Restaurant Sales by Approximately 2.6%
October 2022 Comparable Restaurant Sales Growth Accelerated to 12.9% vs. October of 2021
DALLAS, Texas – (Business Wire) – November 10, 2022 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week third quarter, which ended on October 2, 2022, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Richard Stockinger said, "The third quarter of 2022 was a positive quarter for the business, with progress being made on all fronts and meaningful quarter over quarter gains, despite the impact of Hurricane Ian on our operations. We demonstrated ongoing traction across our key priorities of driving traffic growth and improving margins, and our strategic growth initiatives are building momentum."
Stockinger continued, "Our comparable restaurant sales improved to double digit growth in the third quarter, excluding the impact of the hurricane, and further accelerated in October. Moreover, our comparable traffic increased approximately 140 basis points from the second to the third quarter, inclusive of the negative impact of the hurricane of approximately 220 basis points. In addition, we realized year-over-year positive traffic growth in multiple key markets(1). Our accelerating comparable transaction momentum was the direct result of the actions we shared previously to improve staffing, expand our sales growth initiatives and continue our successful pairing of value item pricing with check accretive limited time offers. Staffing levels rose measurably in the third quarter vs. the second quarter and further increased in October, which, along with the ongoing impact of our sales growth initiatives, should enable us to further accelerate comparable traffic growth across all channels in the fourth quarter."
Stockinger added, "Third quarter 2022 loss from operations was $3.2 million and (3.4%) of restaurant sales compared to a loss from operations in the third quarter 2021 of $3.8 million and (4.4%) of restaurant sales. The decrease in loss from operations was primarily driven by increased revenue partially offset by expenses related to the hurricane and increased commodity costs and restaurant operating expenses."
Stockinger further commented, "We generated year-over-year growth in third quarter 2022 Restaurant-level Operating Profit(2) a non-GAAP financial measure, driven by our strong comparable sales growth and margin improvement actions in the face of ongoing inflation headwinds and the hurricane. Restaurant-level Operating Profit Margins were 14.1% of restaurant sales for the third quarter 2022 compared to 14.7% in 2021. The estimated impact from the hurricane on Restaurant-level Operating Profit was approximately $1.6 million or 150 basis points of restaurant sales. After considering the hurricane impact, we were pleased with our margin growth in the quarter, and particularly the margin run rate at the end of the quarter following our 4.0% September price increase. We will continue to drive improvement in Restaurant-level Operating Profit margins and expect to exit 2022 at our targeted margin range of 18% to 20% on a run rate basis."
Stockinger added, "We also made significant progress during the third quarter on the brand’s previously communicated key growth initiatives. Our refresh/remodel program continues to generate consistent sales growth in comparison to Pollo local market unit trends(3). Refreshes to date have generated a sales lift of approximately 4.0%, above our initial expectations. We completed 26 refreshes and remodels through the end of the third quarter and expect to complete 4-6 additional units in the fourth quarter of 2022. G&A expense reduction plans are also being implemented including but not limited to the outsourcing of accounting transaction processing and downsizing our Dallas service center office space, which will meaningfully contribute to an ultimate reduction in G&A to our targeted range of 8.5% to 9.0% of restaurant sales. Finally, we made additional progress on improving kitchen and drive thru productivity in high volume units. We completed our first kitchen retrofit unit with encouraging early sales and productivity results and are planning additional kitchen retrofits as part of our ongoing remodel efforts. As we realize the full impact of our growth initiatives, we expect them to contribute meaningfully to sales momentum and margin improvement."

Stockinger concluded, "We are encouraged by our continued strong sales momentum and the traction on our growth initiatives thus far in 2022 and are intensely focused on driving ongoing traffic growth across all channels while also taking action to improve margins."
_____________________________
(1)After adjusting for the estimated impact of the hurricane on comparable restaurant sales in each market.
(2)Formerly Restaurant-Level Adjusted EBITDA. See non-GAAP reconciliation table below.
(3)Sales lift on refreshed units based on sales in the respective units for 4-weeks prior to the commencement of the project compared to the sales after reopening the unit for full operations, excluding units with non-recurring events impacting the comparability of the unit's respective results.

Third Quarter 2022 Financial Summary

•Total revenues from continuing operations increased 7.9% to $95.6 million in the third quarter of 2022 from $88.6 million in the third quarter of 2021;
•Comparable restaurant sales at Pollo Tropical increased 9.3% in the third quarter of 2022 compared to the third quarter of 2021;
•Net loss of $(2.9) million, or $(0.12) per diluted share, in the third quarter of 2022, compared to net income of $17.3 million, or $0.66 per diluted share, in the third quarter of 2021 (which includes a gain on the sale of Taco Cabana);
•Net loss from continuing operations of $(2.9) million, or $(0.12) per diluted share, in the third quarter of 2022, compared to net loss from continuing operations of $(3.2) million, or $(0.12) per diluted share, in the third quarter of 2021;
•Adjusted net loss (a non-GAAP financial measure) of $(2.4) million, or $(0.10) per diluted share, in the third quarter of 2022, compared to adjusted net loss of $(2.4) million, or $(0.09) per diluted share, in the third quarter of 2021 (see non-GAAP reconciliation table below);
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $3.9 million in the third quarter of 2022 compared to $3.7 million in the third quarter of 2021 (see non-GAAP reconciliation table below); and
•Loss from Operations of $(3.2) million, or (3.4)% of restaurant sales, in the third quarter of 2022 compared to a loss from operations of $(3.8) million, or (4.4)% of restaurant sales, in the third quarter of 2021.
•Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA, a non-GAAP financial measure) of $13.4 million, or 14.1% of Pollo Tropical restaurant sales, in the third quarter of 2022 compared to $13.0 million, or 14.7% of Pollo Tropical restaurant sales, in the third quarter of 2021 (see non-GAAP reconciliation table below).

Third Quarter 2022 Comparable Restaurant Sales

	Fiscal July	Fiscal August	Fiscal September	Third Quarter 2022	Fiscal October
2022 vs. 2021	10.0%	12.9%	3.7%	9.3%	12.9%

•Third quarter 2022 and fiscal October comparable restaurant sales were negatively impacted by the effects of Hurricane Ian. After adjusting for the impact of Hurricane Ian, we estimate that third quarter 2022 and fiscal October comparable restaurant sales would have been higher by approximately 260 and 40 basis points, respectively.

Cash and Liquidity
Excluding $3.6 million in restricted cash, our cash balance increased from $39.3 million at July 3, 2022 to $42.6 million at October 2, 2022. Capital expenditures in the third quarter of 2022 were $3.7 million.

Third Quarter and October 2022 Pollo Tropical Results
Total Pollo Tropical restaurant sales increased 8.3% to $95.3 million in the third quarter of 2022 compared to $88.0 million in the third quarter of 2021 primarily due to a comparable restaurant sales increase of 9.3%, despite the impacts of Hurricane Ian in the final week of the quarter. We estimate Hurricane Ian negatively impacted restaurant sales and comparable restaurant sales by $2.5 million and 2.6%, respectively. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 14.6% and a decrease in comparable restaurant transactions of 5.3%, including approximately 2.2% related to the impact of Hurricane Ian. The increase in product/channel mix and pricing was driven primarily by menu price increases of 14.7% Third quarter 2022 positive mix impact was driven by the addition of check building, higher ticket menu items such as the Grillmaster Trio and Churrasco protein items as well as the continued success of check accretive limited time offers including the return of ribs in the third quarter. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 31.0% from the third quarter of 2021 to the third quarter of 2022 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic and closures of our dining rooms during a portion of the third quarter of 2021. Digital channel sales (delivery/online) growth continued to be strong in the third quarter of 2022, with 13.7% comparable restaurant sales growth vs. 2021 and average check growth of 17.4% vs. 2021.
Although total comparable transactions were negative vs. 2021 in the third quarter of 2022, comparable restaurant sales were positively impacted by comparable transaction improvement of 140 basis points from the second quarter of 2022 to the third quarter of 2022, inclusive of the negative impact of Hurricane Ian. In addition, positive transaction growth vs. 2021 was realized in multiple key markets. The accelerating comparable transaction momentum was benefited by improved staffing, expansion of sales growth initiatives and the successful pairing of value item pricing with check accretive limited time offers.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Third Quarter 2022	% of Total	Third Quarter 2021	% of Total
($ in thousands)
Counter(1)	$30,119	32%	$22,988	27%
Drive-thru	49,059	53%	49,826	58%
Delivery	10,010	11%	8,501	10%
Online	3,068	3%	3,003	4%
Catering	988	1%	1,004	1%
Total	$93,244	100%	$85,322	100%
(1) Counter sales include dine-in and counter take-out sales, which represented 49% of restaurant sales in 2019.

Net loss decreased to $(2.9) million, in the third quarter of 2022, from net income of $17.3 million in the third quarter of 2021 due primarily to the gain on the sale of Taco Cabana in the third quarter of 2021. Consolidated Adjusted EBITDA (a non-GAAP financial measure) increased to $3.9 million in the third quarter of 2022 from $3.7 million in the third quarter of 2021. The increase was primarily due to higher restaurant sales partially offset by higher utilities costs, repair and maintenance costs, advertising costs, insurance costs, general and administrative costs, and commodity costs. We estimate that Hurricane Ian negatively impacted income (loss) from operations and Consolidated Adjusted EBITDA by approximately $1.6 million, or 1.5% of sales.
Pricing action has been taken to offset labor, food and operating cost increases. In order to minimize sales traffic risk, we have taken a phased approach to menu price increases and are also targeting lower pricing increases on menu items purchased by value-conscious customers including our "Pollo Time" promotional items. Price increases taken in 2022 include a 5.0% increase in March 2022 and a 1.4% increase in June 2022 and a 4.0% increase in September. Additional pricing action is currently planned for December 2022.
Loss from Operations of $(3.2) million, or (3.4)% of restaurant sales, in the third quarter of 2022 compared to a loss from operations of $(3.8) million, or (4.4)% of restaurant sales, in the third quarter of 2021. Restaurant-level Operating Profit (a non-GAAP financial measure) as a percentage of restaurant sales decreased, with third quarter Restaurant-level Operating Profit as a percentage of restaurant sales of 14.1% in 2022 compared to 14.7% in 2021 (see non-GAAP reconciliation table below).
General and Administrative expenses were $12.1 million for the third quarter of 2022 and $11.2 million for the third quarter of 2021. General and administrative expenses for the third quarter of 2022 included $0.9 million in non-recurring expenses comprised of $0.7 million of general and administrative efficiency initiative costs, which includes $0.3 million for accelerated charges related to deferred implementation and service contract costs related to its current accounting system, and $0.2 million digital platform costs. General and administrative expenses for the third quarter of 2021 included $0.2 million related to non-recurring digital platform costs. During the third quarter of 2022 we announced that we would be outsourcing certain of our accounting processes and systems in order to improve overall general and administrative expense efficiency. We continue to target general and administrative expenses in the range of 8.5% to 9.0% of current restaurant sales on a run rate basis.

Comparable Restaurant Average Weekly Sales - Pollo Tropical

Period	July	August	September
2022	$54,688	$55,405	$53,040
2021	$49,706	$49,069	$51,138

Refresh and Remodel Status and Results
Our refresh/remodel program continues to exceed initial sales growth expectations, generating consistent sales growth in comparison to Pollo Tropical local market restaurant trends. Refreshes completed to date have generated a sales lift of approximately 4.0%, above our initial expectations, when comparing the sales trend of each restaurant before and after the refresh to a control group of other Pollo Tropical units in each refresh restaurant’s local market.
Through the third quarter of 2022, 26 refreshes and remodels have been completed, with 4 to 6 additional refreshes and remodels targeted in the fourth quarter of 2022.
Restaurant Portfolio
As of October 2, 2022, there were 137 Company-owned Pollo Tropical restaurants, and 32 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.
Investor Conference Call Today
We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 412-542-4158. A replay will be available after the call until Thursday, November 17, 2022 and can be accessed by dialing 412-317-6671. The passcode is 10171856. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the "Investor Relations" section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, unit remodels and refreshes, and planned price increases on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED OCTOBER 2, 2022 AND OCTOBER 3, 2021
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Revenues:
Restaurant sales	$95,309	$88,014	$288,532	$266,618
Franchise royalty revenues and fees	322	578	1,195	1,344
Total revenues	95,631	88,592	289,727	267,962
Costs and expenses:
Cost of sales	30,875	26,984	94,202	81,843
Restaurant wages and related expenses (b)	24,977	24,648	73,134	66,888
Restaurant rent expense	6,033	5,924	18,036	17,625
Other restaurant operating expenses	16,702	14,740	50,107	42,260
Advertising expense	3,311	2,757	9,420	8,030
General and administrative expenses (b)(c)	12,140	11,167	37,273	32,883
Depreciation and amortization	5,052	5,328	15,398	15,291
Impairment and other lease charges (recoveries) (d)	34	30	1,442	(224)
Closed restaurant rent, net of sublease income (e)	535	710	1,316	2,426
Other expense (income), net (f)	(787)	138	(653)	431
Total operating expenses	98,872	92,426	299,675	267,453
Income (loss) from operations	(3,241)	(3,834)	(9,948)	509
Interest expense	83	160	253	282
Income (loss) from continuing operations before income taxes	(3,324)	(3,994)	(10,201)	227
Provision for (benefit from) income taxes (g)	(391)	(763)	521	1,473
Income (loss) from continuing operations	(2,933)	(3,231)	(10,722)	(1,246)
Income (loss) from discontinued operations, net of tax	17	20,493	229	16,336
Net loss	$(2,916)	$17,262	$(10,493)	$15,090
Earnings (loss) per common share:
Continuing operations – basic	$(0.12)	$(0.12)	$(0.43)	$(0.05)
Discontinued operations – basic	—	0.78	0.01	0.62
Basic	$(0.12)	$0.66	$(0.42)	$0.57

Continuing operations – diluted	$(0.12)	$(0.12)	$(0.43)	$(0.05)
Discontinued operations – diluted	—	0.78	0.01	0.62
Diluted	$(0.12)	$0.66	$(0.42)	$0.57
Weighted average common shares outstanding:
Basic	24,971,244	25,508,930	24,916,848	25,443,341
Diluted	24,971,244	25,508,930	24,916,848	25,443,341
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and nine-month periods ended October 2, 2022 and October 3, 2021 each included 13 and 39 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $5 and $13 for the three months ended October 2, 2022 and October 3, 2021, respectively, and $18 and $44 for the nine months ended October 2, 2022 and October 3, 2021, respectively. General and administrative expenses include stock-based compensation expense of $1,473 and $1,097 for the three months ended October 2, 2022 and October 3, 2021, respectively, and $3,484 and $3,137 for the nine months ended October 2, 2022 and October 3, 2021, respectively.
(c)     See notes (f), (g), (h) and (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 2, 2022	January 2, 2022
Assets
Cash	$42,591	$36,797
Other current assets	19,286	22,245
Property and equipment, net	85,024	89,884
Operating lease right-of-use assets	147,402	154,127
Goodwill	56,307	56,307
Other assets	5,705	7,753
Total assets	$356,315	$367,113

Liabilities and Stockholders' Equity
Current portion of long-term debt	$72	$63
Other current liabilities	44,630	40,479
Long-term debt, net of current portion	376	438
Operating lease liabilities	155,770	163,270
Deferred tax liabilities	150	229
Other non-current liabilities	7,682	7,763
Total liabilities	208,680	212,242
Stockholders' equity	147,635	154,871
Total liabilities and stockholders' equity	$356,315	$367,113

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Revenues:
Pollo Tropical	$95,631	$88,592	$289,727	$267,962

Change in comparable restaurant sales (a):
Pollo Tropical	9.3%	13.8%	8.5%	18.6%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$709	$646	$2,117	$1,950
Non-comparable restaurants (c)	329	204	1,113	955
Total Company-owned (d)	691	638	2,091	1,932

Income (loss) from continuing operations before income taxes	$(3,324)	$(3,994)	$(10,201)	$227

Consolidated Adjusted EBITDA (e)	$3,944	$3,675	$14,892	$22,476

Restaurant-level Operating Profit (e):	$13,416	$12,974	$43,651	$50,016
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)    Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA), are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	(1)	—	(1)	—

Number of Company-owned restaurants:
Pollo Tropical	137	138	137	138

Number of franchised restaurants:
Pollo Tropical	32	31	32	31

Total number of restaurants:
Pollo Tropical	169	169	169	169

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	October 2, 2022		October 3, 2021
		(a)		(a)
Restaurant sales	$95,309		$88,014
Cost of sales	30,875	32.4%	26,984	30.7%
Restaurant wages and related expenses	24,977	26.2%	24,648	28.0%
Restaurant rent expense	6,033	6.3%	5,924	6.7%
Other restaurant operating expenses	16,702	17.5%	14,740	16.7%
Advertising expense	3,311	3.5%	2,757	3.1%
Depreciation and amortization	5,052	5.3%	5,328	6.1%
Impairment and other lease charges (recoveries)	34	—%	30	—%
Closed restaurant rent expense, net of sublease income	535	0.6%	710	0.8%

	Nine Months Ended
	October 2, 2022		October 3, 2021
		(a)		(a)
Restaurant sales	$288,532		$266,618
Cost of sales	94,202	32.6%	81,843	30.7%
Restaurant wages and related expenses	73,134	25.3%	66,888	25.1%
Restaurant rent expense	18,036	6.3%	17,625	6.6%
Other restaurant operating expenses	50,107	17.4%	42,260	15.9%
Advertising expense	9,420	3.3%	8,030	3.0%
Depreciation and amortization	15,398	5.3%	15,291	5.7%
Impairment and other lease charges	1,442	0.5%	(224)	(0.1)%
Closed restaurant rent expense, net of sublease income	1,316	0.5%	2,426	0.9%

(a)    Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA), and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Operating Profit is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Operating Profit, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Net income (loss)	$(2,916)	$17,262	$(10,493)	$15,090
Loss (income) from discontinued operations, net of tax	(17)	(20,493)	(229)	(16,336)
Provision for (benefit from) income taxes	(391)	(763)	521	1,473
Income (loss) from continuing operations before taxes	(3,324)	(3,994)	(10,201)	227
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,052	5,328	15,398	15,291
Impairment and other lease charges (recoveries)	34	30	1,442	(224)
Interest expense	83	160	253	282
Closed restaurant rent expense, net of sublease income	535	710	1,316	2,426
Other expense (income), net	(787)	138	(653)	431
Stock-based compensation expense	5	13	18	44
Total non-general and administrative adjustments	4,922	6,379	17,774	18,250
General and administrative adjustments:
Stock-based compensation expense	1,473	1,097	3,484	3,137
Non-recurring professional fees(a)	—	—	1,902	—
G&A efficiency initiatives(b)	650	—	1,104	—
Restructuring costs and retention bonuses	—	—	—	18
Digital costs(c)	223	193	829	844
Total general and administrative adjustments	2,346	1,290	7,319	3,999
Consolidated Adjusted EBITDA	$3,944	$3,675	$14,892	$22,476
Total revenues	$95,631	$88,592	$289,727	$267,962
Net income (loss) as a percentage of total revenues	(3.0)%	19.5%	(3.6)%	5.6%
Consolidated Adjusted EBITDA as a percentage of total revenues	4.1%	4.1%	5.1%	8.4%
(a) Non-recurring professional fees consist of costs related to growth initiatives.
(b) G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(c) Digital costs for the three and nine months ended October 2, 2022 and October 3, 2021 include costs related to enhancing the digital experience for our customers.

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Income (loss) from operations	$(3,241)	$(3,834)	$(9,948)	$509
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,052	5,328	15,398	15,291
Impairment and other lease charges (recoveries)	34	30	1,442	(224)
Closed restaurant rent expense, net of sublease income	535	710	1,316	2,426
Other expense (income), net	(787)	138	(653)	431
Stock-based compensation expense	5	13	18	44
Total non-general and administrative adjustments	4,839	6,219	17,521	17,968
General and administrative adjustments:
Stock-based compensation expense	1,473	1,097	3,484	3,137
Non-recurring professional fees	—	—	1,902	—
G&A efficiency initiatives	650	—	1,104	—
Restructuring costs and retention bonuses	—	—	—	18
Digital costs	223	193	829	844
Total general and administrative adjustments	2,346	1,290	7,319	3,999
Consolidated Adjusted EBITDA	$3,944	$3,675	$14,892	$22,476
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	9,794	9,877	29,954	28,884
Less: Franchise royalty revenue and fees	322	578	1,195	1,344
Restaurant-level Operating Profit	$13,416	$12,974	$43,651	$50,016
Restaurant sales	$95,309	$88,014	$288,532	$266,618
Income (loss) from operations as a percentage of restaurant sales	(3.4)%	(4.4)%	(3.4)%	0.2%
Restaurant-level Operating Profit as a percentage of restaurant sales	14.1%	14.7%	15.1%	18.8%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	October 2, 2022				October 3, 2021
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(2,916)	$(0.12)			$17,262	$0.66
Loss (income) from discontinued operations, net of tax			(17)	—			(20,493)	(0.78)
Income (loss) from continuing operations	$(3,324)	$(391)	$(2,933)	$(0.12)	$(3,994)	$(763)	$(3,231)	$(0.12)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (recoveries) (b)	34	8	26	—	30	7	23	—
Closed restaurant rent expense, net of sublease income (c)	535	133	402	0.01	710	177	533	0.02
Other expense (income), net (d)	(787)	(196)	(591)	(0.02)	138	34	104	—
Total non-general and administrative expense	(218)	(55)	(163)	(0.01)	878	218	660	0.02
General and administrative expense adjustments:
Non-recurring professional fees (e)	—	—	—	—	—	—	—	—
G&A efficiency initiatives (f)	650	162	488	0.02	—	—	—	—
Restructuring costs and retention bonuses (g)	—	—	—	—	—	—	—	—
Digital costs (h)	223	56	167	0.01	193	48	145	0.01
Total general and administrative expense	873	218	655	0.03	193	48	145	0.01
Adjusted - Non-GAAP	$(2,669)	$(228)	$(2,441)	$(0.10)	$(2,923)	$(497)	$(2,426)	$(0.09)

	(Unaudited)
	Nine Months Ended
	October 2, 2022				October 3, 2021
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(10,493)	$(0.42)			$15,090	$0.57
Loss (income) from discontinued operations, net of tax			(229)	(0.01)			(16,336)	(0.62)
Income (loss) from continuing operations	$(10,201)	$521	$(10,722)	$(0.43)	$227	$1,473	$(1,246)	$(0.05)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	1,442	359	1,083	0.04	(224)	(56)	(168)	(0.01)
Closed restaurant rent expense, net of sublease income (c)	1,316	328	988	0.04	2,426	605	1,821	0.07
Other expense (income), net (d)	(653)	(163)	(490)	(0.02)	431	108	323	0.01
Total non-general and administrative expense	2,105	524	1,581	0.06	2,633	657	1,976	0.07
General and administrative expense adjustments:
Non-recurring professional fees (e)	1,902	474	1,428	0.06	—	—	—	—
G&A efficiency initiatives (f)	1,104	275	829	0.03	—	—	—	—
Restructuring costs and retention bonuses (g)	—	—	—	—	18	4	14	—
Digital costs (h)	829	207	622	0.03	844	211	633	0.03
Total general and administrative expense	3,835	956	2,879	0.12	862	215	647	0.03
Adjusted - Non-GAAP	$(4,261)	$2,001	$(6,262)	$(0.25)	$3,722	$2,345	$1,377	$0.05

(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.9% and 25.0% for the periods ending October 2, 2022 and October 3, 2021, respectively.
(b)     Impairment and other lease charges (recoveries) for the three and nine months ended October 2, 2022 consist of impairment charges of $2.3 million and, for the nine months ended October 2, 2022, gains from lease terminations of $(0.8) million. The impairment charges for the three and nine months ended October 2, 2022 relate to the impairment of assets from eight Pollo Tropical restaurants. Impairment and other lease charges (recoveries) for the three and nine months ended October 3, 2021 primarily relate to gains from lease terminations.

(c)     Closed restaurant rent expense, net of sublease income, for the three and nine months ended October 2, 2022 primarily consists of closed restaurant lease costs of $2.1 million and $6.4 million, respectively, partially offset by sublease income of $(1.5) million and $(5.1) million, respectively. Closed restaurant rent expense, net of sublease income, for the three and nine months ended October 3, 2021 primarily consists of closed restaurant lease costs of $2.3 million and $6.9 million, respectively, partially offset by sublease income of $(1.6) million and $(4.5) million, respectively.
(d)     Other expense (income), net, for the three and nine months ended October 2, 2022 primarily consists of closed restaurant related costs. Other expense (income), net, for the three and nine months ended October 3, 2021 primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs.
(e)    Non-recurring professional fees consist of costs related to growth initiatives.
(f)    G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(g)    Restructuring costs and retention bonuses for the nine months ended October 3, 2021 include severance costs related to the disposition of Taco Cabana.
(h)    Digital costs for the three and nine months ended October 2, 2022 and October 3, 2021, include costs related to enhancing the digital experience for our customers.